EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FIRST QUARTER RESULTS

Strong Year-over-Year Revenue and Earnings Growth;

Improved Operating Efficiencies; Preparing for New Programs

Spokane, WA— October 31, 2006 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 30, 2006.

For the first quarter of fiscal 2007, Key Tronic reported total revenue of $55.5 million, up 25% from $44.3 million in the first quarter of fiscal 2006. Net income for the first quarter of fiscal 2007 was $1.4 million or $0.14 per diluted share, up 100% from $0.7 million or $0.07 per diluted share for the first quarter of fiscal 2006.

For the first quarter of fiscal 2007, the Company’s gross margin was 9.5%, up from 8.7% for the first quarter of fiscal 2006. The increase reflects improved production efficiencies from higher factory utilization. Results for the first quarter of fiscal 2007 included a charge of approximately $0.5 million, or $0.05 per diluted share, related to due diligence costs and expenses incurred in connection with a potential acquisition that the Company decided not to complete.

“During the first quarter of 2007, we saw revenue growth from most of our customers and we were pleased with our improved operating efficiencies and profitability,” said Jack Oehlke, President and Chief Executive Officer. “At the same time, we have expanded our production capacity and support infrastructure in preparation for programs coming on line. We are currently completing our due diligence on the potential purchase of an additional building in Juarez which will replace a leased building.”

Business Outlook

In the second quarter of fiscal 2007, the Company expects lower demand from certain existing customers, partially offset by increased revenue from new programs. As a result, revenue is anticipated to be in the range of $50 million to $52 million. Earnings in the second quarter of fiscal 2007 are expected to be in the range of $0.11 to $0.13 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-8862 or +1 303-262-2125. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11071948). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2007. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filing.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarters Ended
	September 30 2006	October 1 2005
Net sales	$55,512	$44,250
Cost of sales	50,218	40,398

Gross profit on sales	5,294	3,852
Operating expenses:
Research, development and engineering	893	662
Selling	520	568
General and administrative	2,064	1,652

	3,477	2,882
Operating income	1,817	970
Interest expense	333	261

Income before income taxes	1,484	709
Income tax provision	65	7

Net income	$1,419	$702

Earnings per share:
Earnings per common share - basic	$0.14	$0.07
Weighted average shares outstanding - basic	9,842	9,696
Earnings per common share - diluted	$0.14	$0.07
Weighted average shares outstanding - diluted	10,458	10,140

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30 2006	July 1 2006
ASSETS
Current Assets:
Cash and cash equivalents	$1,427	$2,428
Trade receivables - net	29,209	29,003
Inventories	37,555	36,338
Other	3,925	3,416

Total current assets	72,116	71,185
Property, plant and equipment, net	9,740	9,807
Other Assets:
Restricted cash	693	874
Real estate	1,698	1,698
Deferred income tax asset - net	3,500	3,500
Other - net	839	866
Goodwill	765	765

Total other assets	7,495	7,703
Total Assets	$89,351	$88,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$690	$689
Accounts payable	26,903	31,228
Accrued compensation and vacation	3,349	4,477
Other	2,131	3,088

Total current liabilities	33,073	39,482
Long-Term Liabilities:
Revolving loan	15,301	10,069
Other	1,589	1,596

Total long-term liabilities	16,890	11,665
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,904 and 9,750 shares	39,003	38,582
Retained earnings (deficit)	385	(1,034)

Total shareholders’ equity	39,388	37,548

Total Liabilities and Shareholders’ Equity	$89,351	$88,695